SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
CEDAR FAIR, L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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One Cedar Point Drive
Sandusky, Ohio 44870-5259
NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS
TO BE HELD ON MAY 12, 2005
      The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Thursday, May 12, 2005 at 9:00 a.m. (Eastern time) at the Cedar Point Building on the campus of BGSU Firelands, Huron, Ohio. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:
      1. To consider and vote upon the election of two Directors of the general partner for a three-year term expiring in 2008.
      2. To transact such other business as may properly come before the meeting.
      Only limited partners that held units as of the close of business on March 21, 2005, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

CEDAR FAIR MANAGEMENT, INC.

Richard L. Kinzel
Chairman, President and Chief Executive Officer
Sandusky, Ohio
April 15, 2005
Your vote is very important regardless of the number of limited partnership units you own. Whether or not you plan to attend the annual meeting, we request that you sign, date and return your proxy card by mail in the enclosed envelope, or that you grant your proxy by telephone or over the Internet by following the instructions on the proxy card as soon as possible. Any proxy given may be revoked at any time before it is exercised. If you are present at the annual meeting, you may revoke your proxy and vote personally on each matter brought before the annual meeting.

THE ANNUAL MEETING
General
      This document is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership”) by its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. This document and the accompanying form of proxy are first being mailed to limited partner unitholders on or about April 18, 2005.
Time and Place
      The annual meeting will be held at the Cedar Point Building on the campus of BGSU Firelands located at One University Drive, Huron, Ohio, on Thursday, May 12, 2005, at 9:00 a.m. (Eastern time).
Matters to be Considered
      At the annual meeting, the limited partners will be asked to:

•	elect two (2) directors for a term expiring in 2008; and

•	vote on any other matters that may be properly raised at the annual meeting.
It is not anticipated that any other matters will be raised at the annual meeting.
Proxies
      Even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the proxy card. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no voting instructions are indicated on a proxy, the units represented by that proxy will be voted in favor of each of the proposals.
      Any proxy given on the accompanying form may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed by submitting a properly executed later-dated proxy to American Stock Transfer & Trust Company before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker, you must follow directions received from your broker to change those instructions.
      If you have more questions about the proposals or if you would like additional copies of this document you should call or write:
          Morrow & Co., Inc.
          445 Park Avenue, 5th Floor
          New York, NY 10022-2606
          Please call: (212) 754-8000 or
          Call toll free at: (800) 654-2468 or (800) 607-0088
Solicitation of Proxies
      The Partnership will pay the cost of soliciting the proxies from unitholders. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow & Co., Inc. will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI and its directors, officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

Record Date; Voting Right; Quorum; Vote Required
      CFMI has fixed the close of business on March 21, 2005, as the record date for unitholders entitled to notice of and to vote at the annual meeting.
      The only outstanding voting securities of the Partnership are the limited partner units and the general partner interest. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.
      The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned from time to time without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting.
      For election as Director, a nominee must receive the affirmative vote of the holders of a plurality of votes of the units represented at the annual meeting in person or by proxy. The Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope or to submit your proxy by telephone or over the Internet.
      As of March 21, 2005, there were approximately 53,518,695 units outstanding and entitled to vote at the annual meeting, held by approximately 11,000 holders of record. As of February 14, 2005, the Directors and executive officers of the general partner and their affiliates beneficially owned and were entitled to vote 3,694,031 units (including 2,029,720 vested options), or approximately 6.7% of the units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”
Election of Directors
      The Board of Directors of CFMI is comprised of seven directors. The Directors are divided into three classes: Class I, Class II, and Class III. Class I consists of three Directors, and Classes II and III each consist of two Directors. At this meeting, two Class III Directors are to be elected to serve for three-year terms expiring in 2008 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has approved, the nomination of these nominees.
      Both of the nominees have agreed to stand for election. While the Partnership has no reason to believe that either of these nominees will be unable or unwilling to serve at the time of the annual meeting, in the unlikely event either of them does not stand for election, the Board will reduce the authorized number of directors. For election as a director, a nominee must receive the affirmative vote of the holders of a plurality of votes of the units present in person or by proxy at the annual meeting and entitled to vote. The Board of Directors recommends a vote FOR these nominees.
Nominees for election as Class III Directors to serve until 2008:
      Darrel D. Anderson, age 60, is currently involved with the management of private investments with his family. He was a general partner of Knott’s Berry Farm, Orange County, California’s oldest theme amusement park, from 1960 to 1998 and served as chairman of the Knott family board. He is also a past chairman of the board of Olive Crest Treatment Centers, the largest provider of residential services for abused children in southern California. Mr. Anderson is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of CFMI.
      Mr. Anderson is nominated as a director pursuant to an arrangement among the Partnership, the general partner and members of the Knott family. The general partner agreed that it will use its best efforts to ensure that a person mutually acceptable to the general partner and the Knott family serves on the Board of Directors of the general partner, and in exchange, the Knott family has agreed to vote its Partnership units in support of Board proposals, so long as the Knott family continues to own an amount equal to the lesser of eight percent (8%) of the issued and outstanding units of the Partnership or 4,053,876 units.
      David L. Paradeau, age 62, is owner and chief executive officer of Minnesota Zephyr Limited and the Stillwater Grill in Stillwater, Minnesota. He was the founder and creator of that dining and entertainment operation, which was established in 1986. He is also the owner of D.L. Paradeau Marketing, a consulting firm. He has 40 years of experience in marketing and advertising in the brewing industry and in the amusement and entertainment business. Mr. Paradeau is a member of the Nominating and Corporate Governance Committee and the Compensation Committee of CFMI.
Class I Directors serving until 2007:
      Richard S. Ferreira, age 64, is a retired executive vice president and chief financial officer of Golf Hosts, Inc. (developer and owner of nationally recognized resorts in Colorado and Florida) and a past member of its Board of Directors. Mr. Ferreira was associated with Golf Hosts, Inc. for more than 26 years. Mr. Ferreira is a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee.
      Richard L. Kinzel, age 64, has served as chairman of the Board since 2003 and as president and chief executive officer of the Partnership’s general partner since 1986. Mr. Kinzel has been employed by the Partnership or its predecessor since 1972.
      Thomas A. Tracy, age 73, is a business consultant and was a partner in the accounting firm of Arthur Andersen LLP from 1966 until his retirement in 1989. Mr. Tracy is a member of the Audit Committee.
Class II Directors serving until 2006:
      Michael D. Kwiatkowski, age 57, has been a consultant in the food industry since 1996, prior to which he served as Chairman of PCS, which owned and operated a chain of 11 restaurants, from 1986 to 1996. He has more than 30 years of experience in amusement parks and branded restaurant operations. Mr. Kwiatkowski is a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee.
      Steven H. Tishman, age 47, has been a managing director at Rothschild, Inc., in New York, New York, since November 2002. He was a managing director of Robertson Stephens from November 1999 to November 2002, prior to which he was a senior managing director of Bear, Stearns & Co., Inc. Mr. Tishman is also a director of Claire’s Stores, Inc. and Nautica Enterprises, Inc.
COMPENSATION OF DIRECTORS
      The Nominating and Corporate Governance Committee of the Board of Directors establishes the fees paid to Directors and Board Committee members for services in those capacities. The Committee hired the consulting firm Watson, Wyatt & Co. to provide it with guidance as to the range of compensation to directors at comparable companies. Based on the information provided by the consultants, the Committee approved fees that place the Partnership’s directors in the fiftieth percentile when compared to compensation received by directors at similar companies. The current schedule of such fees is as follows:

1.	For service as a member of the Board, $30,000 per annum, payable quarterly, plus $1,500 for attendance at each meeting of the Board, plus an annual grant of 2,000 limited partnership units;

2.	For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman), plus $250 for attendance at each Committee meeting held on the same date on which the Board of Directors meets and $1,500 for attendance at any additional Committee meeting held on a date other than a date on which the Board of Directors meets; and

3.	For service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum, and for the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 per annum.
      These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for expenses incurred in connection with service in that capacity.
Board Meetings and Attendance
      The Board met eight times in 2004. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2004, each Director attended at least 75% of the total number of meetings of the Board and the committees on which he served. Directors are expected to attend all meetings of the Board and the Committees of the Board on which they serve.

      Executive sessions of non-management Directors are regularly scheduled and were held six times during the year ended December 31, 2004. Executive sessions are attended by non-employee directors only, and those independent directors determine who will preside at each meeting.
Communication with the Board
      Unitholders may communicate directly with the Board by sending communications to the attention of Brenda Lakner, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.
      CFMI has a toll-free hotline that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-management Directors. The telephone number of the hotline is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.
Board Committees
      The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s website at www.cedarfair.com and available in print to any unitholder upon request.
      The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below.

Nominating and
	Audit	Compensation	Corporate Governance
Director	Committee	Committee	Committee

Darrel D. Anderson		*	*
Richard S. Ferreira	*	*	**
Richard L. Kinzel
Michael D. Kwiatkowski	*	**	*
David L. Paradeau		*	*
Steven H. Tishman
Thomas A. Tracy	**

*	Member

**	Chair
      The Audit Committee is responsible for appointing and meeting with the Partnership’s independent auditor and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met eight times in 2004. All of the members of the Audit Committee are independent as required under Section 301 of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Partnership’s Corporate Governance Guidelines. The Board has determined that each Committee member is financially literate, and Thomas A. Tracy, the chair of the Committee, is the designated financial expert. The Audit Committee’s report is at page 12.
      The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions, to the Board of Directors. The Compensation Committee met twice in 2004. The Compensation Committee report is below.
      The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified director nominees to enhance the Board, and for playing a leadership role in shaping the governance of CFMI. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a director’s duties. The Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. The Committee also annually reviews the performance of the Board. This Committee met three times in 2004.

      Due to Cedar Fair’s limited partnership structure, there is currently no procedure by which unitholders can nominate directors. This is consistent with the general governance of other limited partnerships.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors of Cedar Fair Management, Inc. has overall responsibility for executive succession planning and evaluating and approving the incentive compensation plans, policies and programs of the Partnership as well as the structure and amount of all compensation for executive officers of CFMI.
      The Committee’s goal is to establish and maintain compensation policies that enable the Partnership to attract and retain high-quality executives and to align the executives’ interests with the long-term interests of the Partnership and its unitholders. In determining compensation, the Committee considers the individual’s performance as it relates to established targets and goals, the compensation of executives at other comparable firms and the Partnership’s financial results. The Committee hired the consulting firm Watson, Wyatt & Co. to provide it with guidance as to the range of executive and chief executive officers’ salaries at comparable companies. The consultants studied companies that were similar to the Partnership in revenue level and/or industry type. Based on the information provided by the consultants, the Committee approved overall compensation packages that, if the Partnership meets the performance targets and the executives receive the target bonus, would place the Partnership’s executives’ compensation in the seventy-fifth percentile when compared to compensation received by executives at similar companies.
Executive Compensation
      The Partnership compensates its executives through a combination of salary, annual bonus, option awards, deferred compensation and retirement plan contributions. This mix of fixed and variable compensation is linked to individual as well as Partnership performance. Base salaries are set at a level that is competitive with companies of comparable size and financial performance considering the responsibilities and experience of the executive. The annual bonus is meant to encourage executives to be conscious of the financial results of the Partnership and is directly correlated to the executive’s attainment of certain pre-established objectives and targets. The target bonus is 50% of base salary. Options and deferred compensation are meant to provide a direct link between the long-term interests of executives and unitholders. In 2004 the Partnership awarded, in aggregate, $1,438,073 in cash bonuses to executive officers. The Board and this Committee believe that these awards, when added to the base salaries and other compensation, are commensurate with the Partnership’s performance in 2004.
      The Partnership has profit sharing retirement plans for the majority of its employees, in which the executive officers participate. The plans have a fixed contribution percentage determined by the Board each year, and also permit employees to contribute specified percentages of their salary, matched up to a limit by the Partnership. The Committee reviewed historical and market survey information before establishing 2004’s fixed contribution level at 6% for all parks except Knott’s Berry Farm, which receives 5.5%, and a maximum matching contribution of 3%, except for Knott’s Berry Farm at 3.5%.
CEO Compensation
      In keeping with the philosophies outlined above, Mr. Kinzel’s base salary for 2004 was $901,250, a 3% increase over his 2003 salary. Mr. Kinzel’s salary is subject to annual review. Mr. Kinzel was awarded a bonus of $405,563 for 2004. In determining Mr. Kinzel’s compensation, the Committee considered factors including: the Partnership’s performance relative to comparable companies, the Partnership’s performance relative to its long-term objectives, and the compensation of chief executive officers of other similar companies. The Committee also considered the increased responsibility that Mr. Kinzel undertook as a result of the Partnership’s acquisition of an additional park in 2004. The Committee’s decision represents an overall qualitative and quantitative assessment of Mr. Kinzel’s leadership in meeting the Partnership’s long and short-term strategic, operational and business goals.
Senior Management Long-Term Incentive Compensation Plan
      The Partnership instituted the senior management long-term incentive compensation plan in 2002. This plan covers the CEO, the park general managers and the corporate vice presidents who report directly to the CEO. The plan is intended to provide long-term deferred cash and unit awards to participants that, together with current cash compensation, will be sufficient to achieve market-level total direct compensation as determined by the

Board of Directors. Targets are established by the Board annually, and the awards are computed based on the results achieved compared to the approved targets for that year. Phantom limited partnership units granted under this plan vest over a four-year period.
      For 2004, this Committee’s recommendations for grants under this plan were based on job performance and contributions over the past year and, in aggregate, equaled 49,294 units. The Committee consulted with Watson, Wyatt & Co. in determining its recommendation for these phantom unit grants.

Michael D. Kwiatkowski, Chairman
Darrel D. Anderson
Richard S. Ferreira
David L. Paradeau
EXECUTIVE COMPENSATION
Compensation of Executives; Summary Compensation Table

			Annual Compensation			Long-Term Compensation

(a)	(b)	(c)	(d)			(g)
				(e)	(f)	Securities	(i)
				Other Annual	Restricted	Underlying	All Other
		Salary	Bonus	Compensation	Unit Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

Richard L. Kinzel, Chairman,	2004	901,250	405,563	—	1,199,985	—	20,000
President and Chief	2003	875,000	393,750	—	981,382	—	20,000
Executive Officer	2002	840,000	420,000	—	936,192	150,000	17,050
Bruce A. Jackson, Corporate	2004	452,000	172,890	—	100,005	—	20,000
Vice President-Finance	2003	440,000	193,050	—	175,490	—	20,000
and Chief Financial Officer	2002	424,750	212,500	—	146,319	35,000	17,050
Jacob T. Falfas, Vice President	2004	387,000	239,940	—	9,976	—	18,000
and General Manager-	2003	375,000	206,250	—	7,198	—	18,000
West Coast Operations(1)	2002	365,012	162,425	—	—	15,000	15,700
Daniel R. Keller, Vice President	2004	347,000	95,425	—	40,322	—	20,000
and General Manager-Cedar	2003	335,000	128,416	—	54,681	—	20,000
Point Resort(1)	2002	325,000	167,375	—	24,100	15,000	17,050
Richard J. Collingwood,	2004	230,000	103,500	—	147,000	—	20,000
Corporate Vice President-	2003	222,000	99,900	—	177,755	—	20,000
Administration(1)	2002	212,885	106,500	—	183,963	22,000	17,050

Notes To Summary Compensation Table:

Column (f)	Restricted Unit Awards represent phantom limited partnership units granted under the Senior Management Long-Term Incentive Compensation Plan. These units accrue additional phantom units on the date of each quarterly distribution paid by the Registrant, calculated at the NYSE closing price on that date. The aggregate number of phantom limited partnership units awarded to Messrs. Kinzel, Jackson, Falfas, Keller and Collingwood as of December 31, 2004, together with their market value at yearend, were 128,802 ($4,237,595), 18,540 ($609,958), 637 ($20,985), 4,981 ($163,878), and 21,934 ($721,616), respectively. Upon his retirement in March 2005, Mr. Keller forfeited all but 601 ($19,773) of the phantom units awarded to him.

Column (g)	There were no unit options granted to the named executives in 2004 or 2003.

Column (i)	All Other Compensation comprises amounts accrued under the Partnership’s Savings and Profit Sharing Plan, except for Mr. Falfas, who has been covered under a separate plan for Knott’s Berry Farm employees.

Note (1)	Mr. Falfas assumed the newly created position of chief operating officer on April 4, 2005. Mr. Keller retired effective March 11, 2005, and Mr. Collingwood has announced that he will retire in September 2005.

Long-Term Incentive Plans — Awards in 2004

		(c)
	(b)	Period until
(a)	Number of Units	Maturation or Payout

Richard L. Kinzel	34,522	March 2008
Bruce A. Jackson	2,877	March 2008
Jacob T. Falfas	279	March 2008
Daniel R. Keller	1,100	March 2008
Richard J. Collingwood	4,229	March 2008

Column (b)	Number of Restricted Units. Phantom limited partnership units granted under Senior Management Long-Term Incentive Compensation Plan. These units will accrue additional phantom units on the date of each quarterly distribution paid by the Partnership, calculated at the NYSE closing price on that date.

Column (c)	Period until Maturation or Payout. These units vest over a four-year period with one half to be issued in March 2007 and the balance to be issued in March 2008, to participants still in the employ of the Registrant at that time.
Unit Options Exercised in 2004 and December 31, 2004 Option Values

(a)		(c)	(d)	(e)
	(b)		Number of Units	Value of Unexercised In-
	Number of		Underlying Options	the-Money Options
	Units Acquired	Value	at 12/31/2004	at 12/31/2004
	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Name	(#)	($)	(#)	($)

Richard L. Kinzel	—	—	1,010,000	18,224,400
			90,000	894,600
Bruce A. Jackson	46,000	512,900	290,000	5,660,160
			24,000	245,640
Jacob T. Falfas	25,000	506,250	206,000	4,031,940
			9,000	89,460
Daniel R. Keller	17,000	171,710	211,500	4,333,330
			9,000	$89,460
Richard J. Collingwood	2,000	22,760	199,700	3,854,582
			12,800	126,288
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS
Employment Contracts
      Richard L. Kinzel, Chairman, President and Chief Executive Officer, has an employment contract with the Partnership for a term beginning June 1, 2003 and ending on January 2, 2008. Mr. Kinzel’s base annual salary will not be less than $875,000 per year and may be adjusted upwards each year as determined by the Board. The Partnership also provides Mr. Kinzel with a two million dollar life insurance policy and permits him to designate the beneficiary. As a condition of this contract, Mr. Kinzel will continue to be appointed to the position of Chairman of the Board of the general partner until December 30, 2008 provided that he is elected to the Board. After December 30, 2008, Mr. Kinzel will serve as a member of the Board for a period of at least two more years provided he is elected to the Board.
      The Partnership may terminate Mr. Kinzel’s employment for cause (as defined in the employment contract). The contract also contains a non-competition provision for a period of 24 months following the date of termination by Mr. Kinzel of his employment with the Partnership.

Severance Compensation
      All regular, full-time, non-union affiliated employees, including the named executive officers except for Mr. Kinzel, who have been employed by the Partnership for at least one year are eligible for severance compensation under the Cedar Fair, L.P. Severance Pay Plan. Under the Plan, employees are generally eligible for severance pay if their employment is terminated due to the elimination of the job or position, a mutually agreed-upon separation of the employee due to performance, or a change in ownership which results in replacement of the employee by the new owner. Upon termination of employment where severance compensation is payable under the Plan, the employee is entitled to receive a payment based on the following schedule:

Length of Service	Severance Pay

1 year through 10 years	One week of pay for each full year of service
11 years through 30 years	Ten weeks’ pay plus two weeks of pay for each full year of service in excess of 10
31 years or more	Fifty-two weeks of pay
      In addition, ten executive officers of the Partnership, including all of the executive officers named in the Summary Compensation Table except for Mr. Kinzel, are entitled to severance payments and continuation of existing insurance benefits if their employment is terminated within 24 months after any change in control occurs, as defined in a plan approved by the Board of Directors in 1995. Such severance payments and benefits begin at 160% of the last five years’ average cash compensation and 24 months of continued insurance benefits for park General Managers.
      Mr. Kinzel’s employment contract contains severance compensation terms that differ from those of the other executive officers. According to Mr. Kinzel’s employment contract, he is entitled to a lump-sum payment if he is terminated other than for cause (as defined in his employment contract) prior to January 2, 2008. This payment includes the following amounts: his base salary through the date of termination, an amount equal to the present value of his base salary that he would have received through the end of the contract, and an amount equal to the present value of the incentive compensation that he would have received through the end of the contract. In addition, Mr. Kinzel would be immediately vested in any award, option, unit appreciation right, restricted unit award or any other right or interest relating to securities issued by the Partnership to him, and could be able to exercise any such award at any time on or before March 19, 2010.
Supplemental Retirement Benefits
      Supplemental retirement benefits represent the named executive officer’s right to receive cash benefits from the Partnership upon retirement at age 62 or over, with a minimum of 20 years’ service to the Partnership, its predecessors and/or successors. Amounts were allocated in prior years among the executive officers out of general partner fees as approved by the Compensation Committee of the Board. Each officer’s account accrues interest at the prime rate as established from time to time by the Partnership’s lead bank. Executive officers leaving the employ of the Partnership prior to reaching age 62 or with less than 20 years of service will forfeit their entire balance. In the event of death, total disability, or retirement at age 62 or over with at least 20 years’ service, all amounts accrued will become immediately and fully vested and payable to the executive officers. In the event of a “change-in-control” (as defined), all amounts accrued will become fully vested and will be funded in a trust, for the benefit of the executive officers when they reach age 62, die, or become totally disabled, whichever occurs first. At each executive officer’s option, the accrued balance may be distributed in a lump sum or in a number of future payments over a period not to exceed 10 years.
      The amount of supplemental retirement benefits accrued to Messrs. Kinzel, Jackson, Falfas, Keller and Collingwood as of December 31, 2004, were $1,348,519, $67,363, $15,489, $0, and $100,104, respectively.
      Mr. Kinzel’s retirement benefits vary from those of the other executive officers in that he receives, in addition to severance and his normal and supplemental retirement benefits, lifetime health coverage benefits for himself and his spouse.

UNITHOLDER RETURN PERFORMANCE GRAPH
      The graph below shows a comparison of the five-year cumulative total return (assuming all distributions/dividends re-invested) on Cedar Fair limited partnership units, the S&P 500 Index, the S&P 400 Index and the S&P — Movies and Entertainment Index, assuming investment of $100 on December 31, 1999.

	Base
	Period	Return	Return	Return	Return	Return
Company/Index Name	1999	2000	2001	2002	2003	2004

Cedar Fair, L.P.	100.00	102.59	149.16	152.20	211.71	239.59
S&P 500	100.00	90.90	80.09	62.39	80.29	89.03
S&P 400	100.00	117.50	116.79	99.85	135.41	157.73
S&P Movies & Entertainment	100.00	85.33	73.73	46.02	58.19	58.82

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information as of February 14, 2005, in respect to the beneficial ownership of Units of the Partnership by each of the Partnership’s directors, named executive officers, all current directors and officers as a group, and by each person known by the Partnership to own 5% or more of its Units.
Directors and Executive Officers

	Amount and Nature of Beneficial Ownership

		Investment Power		Voting Power
	Beneficial					Percentage
Name of Beneficial Owner	Ownership	Sole	Shared	Sole	Shared	of Units(1)

Richard L. Kinzel(2)	1,892,710	1,464,626	428,084	1,464,626	428,084	3.5
Bruce A. Jackson(3)	410,975	408,975	2,000	408,975	2,000	*
Jacob T. Falfas(4)	257,715	252,762	4,953	252,762	4,953	*
Daniel R. Keller(5)	689,199	306,179	383,020	306,179	383,020	1.3
Richard J. Collingwood(6)	683,545	298,625	384,920	298,625	384,920	1.3
Darrel D. Anderson	316,212	316,212	—	316,212	—	*
Richard S. Ferreira(7)	6,509	2,972	3,537	2,972	3,537	*
Michael D. Kwiatkowski(8)	6,423	6,423	—	6,423	—	*
David L. Paradeau(9)	2,400	2,400	—	2,400	—	*
Steven H. Tishman(10)	2,991	2,991	—	2,991	—	*
Thomas A. Tracy(11)	17,004	14,390	2,614	14,390	2,614	*
All Directors and officers as a group (21 individuals)(12)	3,694,031	3,250,117	443,914	3,250,117	443,914	6.7

*	Less than one percent of outstanding units.

(1)	For purposes of calculating the Percentage of Units, the number of units outstanding as of February 14, 2005 (53,481,726) plus the number of vested options to purchase units (2,029,720 in total) was used.

(2)	Includes 454,626 units and options to purchase 1,010,000 units as to which Mr. Kinzel has sole voting and investment power, and 428,084 units for which he has shared voting and investment power. Included in the shared position are 383,020 units held by a corporation of which Mr. Kinzel, together with certain current and former executives of the General Partner, is a shareholder, and under Rule 13d-3 of the Securities and Exchange Commission, is deemed to be the beneficial owner of these units by having shared investment and voting power. Mr. Kinzel disclaims beneficial ownership of 331,400 of these units. The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group. Does not include options to purchase 90,000 units that will not vest within 60 days from February 14, 2005.

(3)	Includes 118,975 units and options to purchase 290,000 units as to which Mr. Jackson has sole voting and investment power, and 2,000 units for which he has shared voting and investment power. Does not include options to purchase 24,000 units that will not vest within 60 days from February 14, 2005.

(4)	Includes 46,762 units and options to purchase 206,000 units as to which Mr. Falfas has sole voting and investment power, and 4,953 units for which he has shared voting and investment power. Does not include options to purchase 9,000 units that will not vest within 60 days from February 14, 2005.

(5)	Includes 94,679 units and options to purchase 211,500 units as to which Mr. Keller has sole voting and investment power, and 383,020 units held by a corporation of which Mr. Keller, together with certain current and former executives of the General Partner, is a shareholder, and under Rule 13d-3 of the Securities and Exchange Commission, is deemed to be the beneficial owner of these units by having shared investment and voting power. Mr. Keller disclaims beneficial ownership of 346,886 of these units. The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group. Does not include options to purchase 9,000 units that will not vest within 60 days from February 14, 2005.

(6)	Includes 98,925 units and options to purchase 199,700 units as to which Mr. Collingwood has sole voting and investment power, and 384,920 units for which he has shared voting and investment power. Included in the shared position are 383,020 units held by a corporation of which Mr. Collingwood, together with certain current and former executives of the General Partner, is a shareholder, and under Rule 13d-3 of the Securities and Exchange Commission, is deemed to be the beneficial owner of these units by having shared investment and voting power. Mr. Collingwood disclaims beneficial ownership of 357,210 of these units.

The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group. Does not include options to purchase 12,800 units that will not vest within 60 days from February 14, 2005.

(7)	Includes 472 units and options to purchase 2,500 units as to which Mr. Ferreira has sole voting and investment power, and 3,537 units for which he has shared voting and investment power. Does not include options to purchase 1,900 units that will not vest within 60 days from February 14, 2005.

(8)	Includes 4,223 units and options to purchase 2,200 units as to which Mr. Kwiatkowski has sole voting and investment power. Does not include options to purchase 1,900 units that will not vest within 60 days from February 14, 2005.

(9)	Includes 2,000 units and options to purchase 400 units as to which Mr. Paradeau has sole voting and investment power. Does not include options to purchase 1,600 units that will not vest within 60 days from February 14, 2005.

(10)	Includes 2,591 units and options to purchase 400 units as to which Mr. Tishman has sole voting and investment power. Does not include options to purchase 1,600 units that will not vest within 60 days from February 14, 2005.

(11)	Includes 13,390 units and options to purchase 1,000 units as to which Mr. Tracy has sole voting and investment power, and 2,614 units for which he has shared voting and investment power. Does not include options to purchase 1,900 units that will not vest within 60 days from February 14, 2005.

(12)	The unit amounts listed include a total of 2,029,720 units of limited partner interest which all current directors and officers as a group have vested options to acquire within 60 days from February 14, 2005.
5% or Greater Unitholders

	Amount and Nature of		Percentage
Name of Beneficial Owner	Beneficial Ownership		of Units(1)

Darrel D. Anderson & Associates, Inc.(2)	3,870,566	(2)	7.2
1 Rue St. Cloud, Newport Beach, CA 92660

(1)	For purposes of calculating the Percentage of Units, the number of units outstanding as of February 14, 2005 (53,481,726) plus the number of vested options to purchase units (2,029,720 in total) was used.

(2)	Amount owned as of December 31, 2004, according to the Partnership’s tax records, by Darrel D. Anderson & Associates, Inc. and related entities and individuals listed on Annex A to the Schedule 13D dated March 8, 2004 and filed with the Securities and Exchange Commission on March 15, 2004 (collectively, the “Reporting Persons”). Under the terms of a Letter Agreement between the Partnership and the Reporting Persons, filed as Exhibit 2 to the Schedule 13D, the Reporting Persons agree to vote their Partnership Units in accordance with the Board’s recommendations in exchange for the ability to nominate a person to the Board of Directors. The Reporting Persons disclaim “group” status under Section 13(d) of the Exchange Act of 1934, and each Reporting Person disclaims beneficial ownership of any Units held by any other Reporting Person.
Certain Relationships and Related Transactions
      In connection with the reorganization of the Partnership’s governance structure that was approved by the unitholders on June 8, 2004, Cedar Fair Management Company (“CFMC”) was removed as the general partner of the Partnership and subsequently liquidated. Certain officers of the Partnership who were CFMC shareholders or holders of share equivalents received Partnership units in exchange for their CFMC interests. The officers and their respective unit payments are as follows:

Name and Position	Units Received

H. Philip Bender, Vice President & General Manager — Worlds of Fun/Oceans of Fun	2,630
Richard J. Collingwood, Corporate Vice President — Administration	15,285
Jacob (Jack) T. Falfas, Vice President & General Manager — West Coast Operations	3,944
H. John Hildebrandt, Vice President & General Manager — Dorney Park & Wildwater Kingdom	2,630
Bruce A. Jackson, Corporate Vice President — Finance and Chief Financial Officer	5,259
Daniel R. Keller, Vice President and General Manager — Cedar Point Resort	20,380
Richard L. Kinzel, Chairman, President and Chief Executive Officer	30,571
Larry L. MacKenzie, Vice President & General Manager — Valleyfair	2,630
      Richard Kinzel’s son, Bart Kinzel, Director of Food Services — Geauga Lake, is employed by the Partnership and receives compensation in excess of $60,000 annually. John S. Mark, Vice President of Maintenance and Construction — Michigan’s Adventure, is the husband of Camille Jourden-Mark, Vice President and General Manager — Michigan’s Adventure, and receives compensation in excess of $60,000 annually.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.
      Based solely on a review of Forms 3 and 4 (including amendments to such forms) furnished to the Partnership during 2004 and Forms 5 (including amendments to such forms) the Partnership received with respect to 2004, no Director, officer, beneficial owner of more than ten percent of the Partnership’s outstanding units, or options convertible into units, or any other person subject to Section 16 of the Exchange Act failed to file on a timely basis during 2004.
Unitholder Proposals for the 2006 Annual Meeting
      Any unitholder who intends to present a proposal at the 2006 annual meeting and who wishes to have the proposal included in the Partnership’s proxy statement and form of proxy for that meeting must deliver the proposal to the Partnership at its principal executive offices not later than December 20, 2005. Unitholder proposals submitted after that date but before March 4, 2006 may be presented at the annual meeting but will not be included in the proxy materials. If a unitholder proposal is received after March 4, 2006, the persons named on the proxy card may vote in their discretion regarding the proposal all of the units for which the Partnership has received proxies for the annual meeting.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. is responsible for appointing and meeting with the Partnership’s independent auditor and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting and management’s assessment thereof. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.
      Members of the Committee have reviewed and discussed the audit of the consolidated financial statements and internal controls for 2004 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP. In addition, the Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee also discussed with them their independence from CFMI and the Partnership and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered their independence in connection with non-audit services provided. The Audit Committee also reviewed with Deloitte & Touche LLP the critical accounting policies and practices followed by the Partnership and other material written communications between Deloitte & Touche LLP and the management of the Partnership, including its report on the Partnership’s internal control over financial reporting and management’s assessment thereof.
      Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent auditors’ reports with respect to the financial statements and internal controls, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation. The Committee also reviewed management’s assessment that a control deficiency related to accounting for income taxes constituted a material weakness in the Partnership’s internal control over financial reporting as of December 31, 2004, and concurred with this assessment and the steps taken to address the deficiency in the 2004 financial statements and those of future periods.
Thomas A. Tracy, Chairman and Audit Committee Financial Expert
Richard S. Ferreira
Michael D. Kwiatkowski
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
      The Partnership has selected Deloitte & Touche LLP (“Deloitte”) to audit its consolidated financial statements for the year ended December 31, 2005. Deloitte audited the consolidated financial statements for the year ended December 31, 2004. Representatives of Deloitte will attend the meeting and will have the opportunity to make a statement if they so desire or to respond to appropriate questions.
      The Board of Directors of Cedar Fair Management Company, the former general partner of Cedar Fair, L.P., acting on the recommendation of its Audit Committee, advised PricewaterhouseCoopers LLP (“PWC”) on March 25, 2004, that PWC was dismissed as the Partnership’s independent public accountants for 2004. Effective March 25, 2004, the Partnership appointed Deloitte to serve as its independent public accountants.
      PWC’s reports on the Partnership consolidated financial statements for 2002 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
      During 2002 and 2003, and through March 25, 2004, there were no disagreements with PWC on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which if not resolved to PWC’s satisfaction, would have caused them to make reference to the subject matter in their report on the financial statements for such years; and for 2002 and 2003, and through March 25, 2004, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v).
      PWC previously reviewed the above statement and furnished a letter addressed to the Securities and Exchange Commission stating that it agreed with the statement. A copy of the letter, dated March 30, 2004, was filed by the Partnership as an exhibit to the Form 8-K filed on March 30, 2004.
      During 2002 and 2003, the Partnership did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Partnership’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Audit Fees
      The Partnership paid Deloitte and PWC $366,000 and $213,327, respectively, for professional services rendered for the 2004 and 2003 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees
      In 2004, the Partnership paid Deloitte and PWC $17,500 and $108,469, respectively, in audit-related fees for services related to the Partnership’s secondary equity offering. In 2003, the Partnership paid PWC $7,500 for the audit of its two employee benefit plans.
Tax Fees
      In 2004, the Partnership paid Deloitte and PWC $36,595 and $302,682, respectively, in fees for services related to tax compliance. In 2003, the Partnership paid PWC $371,935 for those same tax services.
      The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.
WHERE YOU CAN FIND MORE INFORMATION
      The Partnership files annual, quarterly and occasional special reports with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.
      No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, that information or representation should not be relied upon as having been authorized by the Partnership, the Board or the general partner. The delivery of this proxy statement does not imply that there has been no change in the information set forth in this document or in the affairs of the Partnership or the general partner since the date of this document.
FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE
      The information contained in this Proxy Statement, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership’s expectations.

ANNUAL MEETING OF LIMITED PARTNERS OF

CEDAR FAIR, L.P.

May 12, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

— Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class III Directors:
NOMINEES:
☐	FOR ALL NOMINEES	☐	Darrel D. Anderson
		☐	David L. Paradeau
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein.

This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all proposals.

Please mark this box if you plan to
attend the annual meeting in person. ☐

Signature	Date:	Signature	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CEDAR FAIR, L.P.

To Our Limited Partners:

You are cordially invited to attend the Annual Meeting of Limited Partners to be held at the Cedar Point Building on the campus of BGSU Firelands, Huron, Ohio, at 9:00 a.m. (Eastern time) on Thursday, May 12, 2005.

The Notice of Annual Meeting of Limited Partner Unitholders and the Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of units you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to vote over the Internet, by telephone or by marking your choices on the attached proxy card and signing, dating and returning it by mail in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

If you plan to attend the meeting, please mark the box provided on the proxy card.

We look forward to seeing you at the meeting.

RICHARD L. KINZEL
Chairman, President and Chief Executive Officer

0

CEDAR FAIR, L.P.
PROXY
ANNUAL MEETING OF LIMITED PARTNERS, MAY 12, 2005
This Proxy is Solicited on Behalf of Cedar Fair L.P.’s General Partner,
Cedar Fair Management, Inc.

     The undersigned hereby appoints Richard L. Kinzel and Bruce A. Jackson and each of them jointly and severally, Proxies, with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 21, 2005, at the Annual Meeting of Limited Partners to be held on May 12, 2005, or any adjournment thereof.

     THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS. The Limited Partnership Units represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE RESERVE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

(Continued and to be signed on the reverse side)

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